News Release	EXHIBIT 99 For further information contact: Jeff Elliott or Geralyn DeBusk Halliburton Investor Relations 972-458-8000

Dave & Buster’s, Inc. Reports Financial Results for its Fiscal 2008 Third Quarter

DALLAS—December 10, 2008—Dave & Buster's, Inc., a leading operator of high volume entertainment/dining complexes, today announced results for its third quarter ended November 2, 2008.
Total revenues decreased 3.2% to $119.7 million in the third quarter of 2008, compared to $123.7 million in the third quarter of 2007.  This revenue decline was comprised primarily of a 6.0% decrease in comparable store sales offset by a $3.2 million increase in revenues from non-comparable operations.  Total Food and Beverage revenues decreased 4.7%, while revenues from Amusements and Other decreased 1.4%.

EBITDA (Modified) for the third quarter of 2008 of $10.9 million was less than prior year EBITDA (Modified) of $11.5 million by 4.8%. Adjusted EBITDA, which excludes Startup costs and other non-recurring charges, decreased 4.8% to $11.8 million versus $12.4 million in the third quarter of fiscal 2007.

Total revenues for the 39-week period increased 1.9% to $398.4 million from $390.8 million for the comparable period last year.  This revenue growth was comprised primarily of a 0.2% decrease in comparable store sales and an $8.2 million increase in revenues from non-comparable operations.  Total Food and Beverage revenues decreased 0.4%, while revenues from Amusements and Other revenue increased 4.7%.

EBITDA (Modified) for the 39-week period of $57.8 million exceeded prior year EBITDA (Modified) of $48.7 million by 18.5%.  Adjusted EBITDA, which excludes Startup costs and other non-recurring charges, increased 12.2% to $60.2 million, versus $53.7 million for the comparable period last year.

“Macroeconomic factors made for an extremely challenging sales environment, and hurricane Ike forced the closure of two of our stores for two weeks,” said Steve King, the Company’s Chief Executive Officer.  “The result was that our top line suffered during the quarter. Despite these obstacles, our operating team did a great job of executing against our initiatives, and improving efficiency.”

Non-GAAP Financial Measures
A reconciliation of EBITDA (Modified) and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

The Company will hold a conference call to discuss second quarter results on Wednesday, December 10, 2008, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  To participate in the conference call, please dial (866) 765-2661 a few minutes prior to the start time and reference code # 76430070.  Additionally, a live and archived webcast of the conference call will be available on the Company's Web site, www.daveandbusters.com.

Celebrating over 25 years of operations, Dave & Buster's was founded in 1982 and is one of the country's premier entertainment/dining concepts in the United States and in Canada.  The Company is proud to announce the November 24, 2008 opening of its newest store, which is located in Arlington, Texas.  The Arlington location is the 51st Company–operated store in North America.  More information on the Company is available on the Company's Web site, www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer spending, changes in demographic trends, unfavorable publicity, our ability to open new complexes, acts of God, and governmental regulations.

DAVE & BUSTER’S, INC.
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	November 2, 2008	February 3, 2008
	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$6,675	$19,046
Other current assets	37,937	31,494
Total current assets	44,612	50,540

Property and equipment, net	295,193	296,974

Intangible and other assets, net	146,948	148,689

Total assets	$486,753	$496,203

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$68,273	$81,206

Other long-term liabilities	84,846	81,866

Long-term debt, less current liabilities	243,375	242,375

Stockholders’ equity	90,259	90,756

Total liabilities and stockholders’ equity	$486,753	$496,203

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	13 Weeks Ended November 2, 2008		13 Weeks Ended November 4, 2007

Food and beverage revenues	$63,910	53.4%	$67,079	54.2%
Amusement and other revenues	55,829	46.6%	56,642	45.8%
Total revenues	119,739	100.0%	123,721	100.0%

Cost of products	24,419	20.4%	24,986	20.2%
Store operating expenses	76,856	64.2%	78,729	63.6%
General and administrative expenses	7,693	6.4%	8,725	7.1%
Depreciation and amortization	12,449	10.4%	12,943	10.5%
Startup costs	625	0.5%	675	0.5%
Total operating expenses	122,042	101.9%	126,058	101.9%

Operating income (loss)	(2,303)	(1.9)%	(2,337)	(1.9)%
Interest expense, net	6,996	5.8%	7,644	6.2%

Income (loss) before provision for income taxes	(9,299)	(7.7)%	(9,981)	(8.1)%
Provision (benefit) for income taxes	(3,573)	(3.0)%	1,298	1.0%
Net income (loss)	$(5,726)	(4.7)%	$(11,279)	(9.1)%

Other information:
Company operated stores open at end of period	50		49

The following table sets forth a reconciliation of net loss to EBITDA (Modified) and Adjusted EBITDA for the periods shown:

Total net income (loss)	$(5,726)		$(11,279)
Add back:Provision (benefit) for income taxes	(3,573)		1,298
Interest expense, net	6,996		7,644
Depreciation and amortization	12,449		12,943
Loss (gain) on asset disposal	437		545
Share-based compensation	255		344
Currency transaction gain	108		-
EBITDA (Modified) (1)	10,946		11,495
Add back: Startup costs	625		675
Wellspring expense reimbursement	188		188
Adjusted EBITDA (1)	$11,759		$12,358

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	39 Weeks Ended November 2, 2008		39 Weeks Ended November 4, 2007

Food and beverage revenues	$210,431	52.8%	$211,253	54.0%
Amusement and other revenues	188,009	47.2%	179,596	46.0%
Total revenues	398,440	100.0%	390,849	100.0%

Cost of products	78,316	19.7%	77,881	19.9%
Store operating expenses	237,887	59.7%	235,331	60.3%
General and administrative expenses	24,804	6.2%	30,224	7.7%
Depreciation and amortization	36,786	9.2%	38,355	9.8%
Startup costs	1,867	0.5%	1,032	0.3%
Total operating expenses	379,660	95.3%	382,823	98.0%

Operating income	18,780	4.7%	8,026	2.0%
Interest expense, net	18,953	4.8%	21,565	5.5%

Income (loss) before provision for income taxes	(173)	(0.1)%	(13,539)	(3.5)%
Provision (benefit) for income taxes	(427)	(0.1)%	(746)	(0.2)%
Net income (loss)	$254	0.0%	$(12,793)	(3.3)%

Other information:
Company operated stores open at end of period	50		49

The following table sets forth a reconciliation of net loss to EBITDA (Modified) and Adjusted EBITDA for the periods shown:

Total net income (loss)	$254		$(12,793)
Add back:Provision (benefit) for income taxes	(427)		(746)
Interest expense, net	18,953		21,565
Depreciation and amortization	36,786		38,355
Loss (gain) on asset disposal	1,286		1,183
Share-based compensation	806		1,170
Currency transaction gain	108		-
EBITDA (Modified) (1)	57,766		48,734
Add back: Startup costs	1,867		1,032
Wellspring expense reimbursement	563		563
Change in control expenses	-		3,337
Adjusted EBITDA (1)	$60,196		$53,666

NOTE

(1) EBITDA (Modified), a non-GAAP measure, is defined as net income (loss) before income tax expense (benefit), interest expense (net), depreciation, amortization, loss (gain) on asset disposal and stock-based compensation expense.  Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) plus startup costs, Wellspring expense reimbursement, non-cash and non-recurring charges.  The company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, “EBITDA – Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures.  The Company believes that the EBITDA – Based Measures are used by many investors, analysts and rating agencies as a measure of performance.  In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our Senior Credit Facility and indentures relating to the Company’s senior notes.  Neither of the EBITDA – Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance.  EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.